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                                                                    EXHIBIT 99.1


                    1995 OUTSIDE DIRECTORS STOCK OPTION PLAN
                                       OF
                               CYBEX CORPORATION

1.       Purpose of the Plan.

         The purposes of the 1995 Outside Directors Stock Option Plan (the "Plan") of Cybex Corporation (the "Company") are to:

         1.1 promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain outside directors ("Outside Directors") of training, experience and ability,

         1.2 furnish incentives to individuals or entities chosen to receive Options because they are considered capable of responding by improving operations and increasing profits; and

         1.3 encourage the highest level of Outside Director performance by providing Outside Directors with a proprietary interest in the Company's financial success and growth through their participation in the growth in value of the common stock, $.001 par value, of the Company ("Common Stock").

         To accomplish the foregoing objectives, this Plan provides a means whereby individuals may receive Options to purchase Common Stock. Options granted under this Plan ("Options") will be non-qualified options subject to federal income taxation upon exercise.

2.       Definitions.

         2.1 "Affiliate" means a "parent corporation" or "subsidiary corporation" as defined in Section 425 of the Code.

         2.2     "Board" means the Board of Directors of the Company.

         2.3     "Code" means the Internal Revenue Code of 1986, as amended.

         2.4     "Committee" means the Compensation Committee of the Board.

         2.5 "Common Stock" means the $.001 par value common stock of the Company.

         2.6     "Company" means Cybex Corporation.

         2.7     "Director" means a member of the Board.

         2.8 "Employee" means any full-time employee of the Company, or of any Affiliate.

         2.9     "Fair Market Value" is defined in Section 7.4.

         2.10 "Option" means a non-qualified stock option that is granted under this Plan and does not satisfy the statutory requirements of Section 422 of the Code.


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         2.11    "Optionee" means any recipient of an Option under this Plan.

         2.12 "Outside Director" means a member of the Board who is not an employee of the Company or an Affiliate.

         2.13 "Participant" means each Director who is not an employee of the Company.

         2.14 "Plan" means the 1995 Outside Directors Stock Option Plan of Cybex Corporation, as set forth herein, which may be amended from time to time.

         2.15 "Stock Option Agreement" means the agreement to be entered into between the Company and the Optionee pursuant to which Options are granted under the Plan.

3.       Eligible Persons.

         Every person who at the date on which an Option granted to the person becomes effective (the "Grant Date") is an Outside Director of the Company or is an Outside Director of any Affiliate is eligible to receive Options under this Plan.

4.       Stock Subject to the Plan.

         The total number of shares of Common Stock that may be issued upon the exercise of Options under this Plan is 25,000 shares of Common Stock. The shares covered by the portion of any grant that expires unexercised under this Plan shall become available again for grants under this Plan. The additional number of shares available for issuance under this Plan is subject to adjustment in accordance with the provisions for adjustment in this Plan.

5.       Administration of the Plan.

         The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and, subject to its provisions, to prescribe, amend and rescind rules and to make all other determinations necessary for the Plan's administration. Subject to the approval of the Board of Directors and the provisions of this Plan, the Committee shall have the authority to select the persons to receive Options under this Plan, to fix the number of shares that each Optionee may purchase, to set the terms and conditions of each Option, and to determine all other matters relating to this Plan. Any act approved in writing by a majority of the members of the Committee shall be a valid act of the Committee. All questions of interpretation, implementation and application of this Plan shall be determined by the Committee. Such determinations shall be final and binding on all persons. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under the Plan.

6.       Granting of Rights.

         6.1 Five Year Limitation. No Options shall be granted under this Plan after five (5) years from the date the Board adopts this Plan.

         6.2 Written Agreement; Effect. Each Option shall be evidenced by a written Stock Option Agreement, in form satisfactory to the Committee, executed by the Company and by the



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person to whom such Option is granted.  Failure of the grantee to execute a
Stock Option Agreement shall not void or invalidate the grant of an Option; the Option may not be exercised, however, until the Stock Option Agreement is executed.

         6.3 Advance Approvals. The Board of Directors may approve the grant of Options to persons who are expected to become Outside Directors, but are not members of the Board of Directors of the Company at the date of approval. In such cases, the Option shall be deemed granted, without further approval, on the date the grantee becomes an Outside Director and must satisfy all requirements of this Plan for Options granted on that date.

7. Terms and Conditions of Options. All Options shall be subject to the following terms and conditions:

         7.1 Changes in Capital Structure. Subject to Section 7.2, if the Common Stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation, or reorganization, appropriate adjustments shall be made in (A) the number and class of shares of Common Stock subject to this Plan and each outstanding Option, and (B) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustment. Each such adjustment shall be determined by the Committee in its sole discretion, which determination shall be final and binding on all persons.

         7.2 Corporate Transactions. New Option rights may be substituted for Options granted, or the Company's obligations as to outstanding Options may be assumed, by an employer corporation other than the Company, or an Affiliate thereof, in connection with any merger, consolidation, acquisition, separation, reorganization, dissolution, liquidation, sale, or like occurrence (a "Corporate Transaction") in which the Company is involved and which the Committee determines, in its absolute discretion, would materially alter the capital structure of the Company. If such an event occurs and if such employer corporation, or an Affiliate thereof, does not substitute new Options for, and substantially equivalent to, the outstanding Options granted hereunder, or assume the outstanding Options granted hereunder, or if there is no employer corporation, or if the Committee determines, in its sole discretion, that outstanding Options should not then continue to be outstanding, the Committee may upon ten (10) days prior written notice to Optionees in its absolute discretion (A) shorten the period during which Options are exercisable (provided they remain exercisable, to the extent otherwise exercisable, for at least thirty
         (30) days after the date the notice is given), or (B) cancel Options upon payment to the Optionee in cash, with respect to each Option to the extent then exercisable, of an amount which, in the absolute discretion of the Committee, is determined to be equivalent to any excess of the fair market value (at the effective time of the Corporate Transaction) of the consideration that the Optionee would have received if the Option had been exercised before the effective time of the Corporate Transaction, over the exercise price of the Option; provided, however, if there is a successor corporation and replacement Options are not granted by the successor corporation, all outstanding Options shall become exercisable prior to the consummation of the Corporate Transaction such that the Optionees shall have not less than thirty (30) days to exercise their Options and become shareholders of record entitled to receive the consideration paid to the other shareholders of the Company. Furthermore, notwithstanding the provisions of this section 7.2, the Company may, in its sole





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         discretion, provide in any Stock Option Agreement that all Options granted thereunder shall vest and become immediately exercisable for a period of at least thirty (30) days prior to the consummation of a Corporate Transaction. If an Optionee fails to exercise his Option within any exercise period described in this paragraph and the Corporate Transaction is consummated, his Option shall no longer be exercisable. Any unexercised Option shall be cancelled and terminated. Notwithstanding anything herein to the contrary, nothing shall extend an Optionee's right to exercise the Option after the expiration of five (5) years from the date it is granted. The actions described in this Section may be taken without regard to any resulting tax consequences to the Optionee.

         7.3 Option Grant Date. Each Stock Option Agreement shall specify the date as of which it shall be effective, which date shall be the Grant Date.

         7.4 Fair Market Value. For purposes of this Plan, the fair market value of the Company's Common Stock shall be determined as follows:

                 (a) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Stock Market, its fair market value shall be the closing sales price for the Common Stock, or the mean between the high bid and low asked prices if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales or bids for such date, then for the last preceding business day on which there were sales or bids), as reported in the Wall Street Journal or similar publication;

                 (b) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asking prices for the Common Stock on the date the value is to be determined (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices); or

                 (c) in the absence of an established market for the Common Stock, the fair market value shall be determined in "good faith" by the Committee, with reference to the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including net income for the most recent twelve (12) month period, the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management and the values of stock of other corporations in the same or a similar line of business.

         7.5 Time of Option Exercise. An Option may be exercised with respect to all or any shares of Common Stock covered thereby during its term as provided in the Stock Option Agreement. Notwithstanding any other provision to the contrary contained in the Plan, each Option will expire not later than five
(5) years from the Grant Date.

         7.6 Terminations. Subject to the provisions of Section 7.5, each Option will expire ninety (90) days after the time the Participant ceases to be a Director, except as follows:

                 (a) If the service of the Director is terminated by the Company other than for cause, for which the Company will be the sole judge, then the Option will expire eight (8) months after the date of termination, subject to the provisions of Section 7.5 hereof.





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                 (b)      If the Director retires at normal retirement age or
         retires with the consent of the Company, the Option will expire three
         (3) years after the date of termination, subject to the provisions of
         Section 7.5 hereof.

                 (c) If the Director dies or becomes permanently disabled while serving in such capacity, the Option will expire three (3) years after the date of death or permanent disability, subject to the provision of Section 7.5 hereof. If the Director dies or becomes permanently disabled within the eight (8) months referred to in subparagraph 7.6(b) above, the Option will expire one (1) year after the date of death or permanent disability, subject to the provisions of Section 7.5 hereof. If the Director dies or becomes permanently disabled within the three (3) year period referred to in subparagraph 7.6(b) above, the Option will expire upon the later of three (3) years after retirement or one (1) year after the date of death or permanent and total disability, subject to the provisions of Section 7.5 hereof. For purposes of this Plan, permanent disability means the failure by the Optionee to perform his duties as a member of the Board of Directors of the Company on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) consecutive months.

         7.6 Nonassignability of Option Rights. No Option shall be assignable or otherwise transferable by the Optionee except by will or by the laws of descent and distribution. During the life of the Optionee, an Option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative.

         7.7 Exercise Price. The exercise price of Common Stock of an Option shall be the Fair Market Value of the Common Stock on the Grant Date.

         7.8 Payment. Except as provided below, payment in full, in cash, shall be made for all shares of Common Stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or before it is exercised, the Committee, in the exercise of its absolute discretion, may authorize any one or more of the following additional methods of payment:

                          (a) delivery by the Optionee of Common Stock or other securities of the Company already owned by the Optionee for all or part of the aggregate exercise price of the shares being acquired, provided the fair market value of such Common Stock or securities is equal on the date of exercise to the aggregate exercise price of the shares being acquired, or such portion thereof as the Optionee is authorized to pay by delivery of such Common Stock or securities; and

                          (b) any other property, so long as such property is acceptable to the Committee and constitutes valid consideration under applicable law for the shares being acquired and is surrendered in good form for transfer.

         7.9 Regulatory Compliance. No shares of Common Stock will be issued or transferred pursuant to an Option unless and until all then-applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may





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be listed, having been fully met.  As a condition precedent to the issuance of shares pursuant to the exercise of an Option, the Company may require the Participant to take any reasonable action to meet such requirements.

         7.10 Other Provisions. Each Stock Option Agreement may contain such other terms, provisions, and conditions not inconsistent with this Plan, including rights of repurchase, as may be determined by the Committee.

         7.11 Withholding and Employment Taxes. At the time of exercise of an Option, the Optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If and to the extent authorized and approved by the Committee in its sole discretion, an Optionee may elect, by means of a form of election to be prescribed by the Committee, to have shares which are acquired upon exercise of an Option withheld by the Company or tender other shares of Common Stock or other securities of the Company owned by the Optionee to the Company at the time the amount of such taxes is determined in order to pay the amount of such tax obligations, subject to the following limitations:

                 (a)      such election shall be irrevocable;

                 (b) such election shall be subject to the disapproval of the Committee at any time;

                 (c) such election may not be made within six (6) months of the Grant Date of the Option the exercise of which resulted in the tax withholding obligation (the "Related Option") (except that this limitation shall not apply in the event death or disability of the Optionee occurs before the expiration of the six-month period); and

                 (d) such election must be made either (i) six months before the date that the amount of tax to be withheld upon exercise of the Related Option is determined or (ii) in any ten-day period before such tax determination date beginning on the third business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company.

Any Common Stock or other securities so withheld or tendered will be valued by the Company as of the date they are withheld or tendered. Unless the Committee otherwise determines, the Optionee shall pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal and state withholding taxes resulting from the lapse of restrictions imposed on exercise of an Option, from a transfer or other disposition of shares acquired upon exercise of an Option or otherwise related to the Option or the shares acquired upon exercise of the Option.

8.       Manner of Exercise.

         An Optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the Secretary of the Company, accompanied by an executed stock purchase agreement in form and substance satisfactory to the Company, by payment of the exercise price and by such other documents as the Committee may request. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price and all such other documents will be considered the date the Option was exercised. Promptly after receipt of written notice of exercise of an Option, the




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Company shall, without stock issue or transfer taxes to the Optionee or any other person entitled to exercise the Option, deliver to the Optionee or such other person a certificate or certificates for the requisite number of shares of Common Stock. An Optionee or transferee of an Option shall not have any privileges as shareholder with respect to any Common Stock covered by the Option until the date of issuance of a stock certificate.

9.       Relationship with the Company.

         Nothing in this Plan or any Option granted hereunder shall interfere with or limit in any way the right of the Company to terminate any Optionee's affiliation or other relationship with the Company at any time, nor confer upon any Optionee any right to continue as a Director of or otherwise affiliated in any way with, the Company.

10.      Amendment, Suspension or Termination of this Plan.

         The Board of Directors may at any time amend, alter, suspend or discontinue this Plan. The Board of Directors may amend this Plan and the terms of any Option outstanding hereunder if the amendment is designed to maximize federal income tax benefits accorded to Options; provided, that with respect to outstanding Options, the Optionee consents to such amendment.

11.      Liability and Indemnification of Committee.

         No member of the Committee shall be liable for any act or omission on such member's own part, including but not limited to the exercise of any power or discretion given to such member under this Plan, except for those acts or omissions resulting from such member's own gross negligence or willful misconduct. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company for, all expenses (including attorneys' fees and the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by such person in connection with or arising out of any action, suit, or proceeding to which the Committee or any member of the committee may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted or not granted under the Plan to the full extent permitted by law and by the Certificate of Incorporation and Bylaws of the Company. The right of indemnity described in this Section 11 shall be in addition to such other rights of indemnification as the members of the Committee shall otherwise be entitled because of their serving on the Board of Directors of the Company or as an employee of the Company.

12.      Effective Date of Plan and Duration of Plan.

         This Plan shall become effective as of April 1, 1995.

         Adopted by the Board of Directors on March 29, 1995.